EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated Corporate Relations, Inc.

646-277-1254

john.mills@icrinc.com

Cutera Reports Third Quarter 2015 Results

Fifth Consecutive Quarter of Double-Digit Revenue Growth

BRISBANE, California, November 2, 2015 ─ Cutera, Inc. (NASDAQ: CUTR) (“Cutera” or the “Company”), a leading provider of laser and energy-based aesthetic systems for practitioners worldwide, today reported financial results for the third quarter ended September 30, 2015.

Key highlights for the third quarter of 2015 were as follows:

●

Revenue increased 23% to $23.1 million, compared to the same period last year, driven primarily by recently launched new products—enlightenTM and excel HRTM—as well as continued strong contributions from legacy products.

●	Product revenue grew 80% in North America and 35% globally.
●	Gross margin improved to 58%, from the 57% in the second quarter of 2015.
●	Net loss narrowed to $957,000, or $0.07 per diluted share, and included $1.3 million of non-cash expenses related to stock-based compensation, depreciation and amortization of intangibles.
●	Cash and investments balance as of September 30, 2015 was $47.7 million, or $3.60 per outstanding share.
●	Share repurchases during the third quarter and year-to-date of 2015 were $19.4 million and $37.1 million, respectively.

Kevin Connors, President and Chief Executive Officer of Cutera, stated, “We are pleased with our fifth consecutive quarter of double-digit revenue growth and significant progress towards profitability. Looking forward, we are well positioned to continue revenue expansion, improve operating cash flow, and expect to generate GAAP profitability in the fourth quarter of 2015 and for the full-year 2016. Our North American sales organization continues to demonstrate strong market share expansion in a growing market, as reflected by 80% Product revenue growth year-over-year to $10.8 million. Rest of World (“ROW”) Product revenue declined by 5% year-over-year to $6.6 million as a result of unfavorable foreign currency exchange rates. On a constant currency basis, ROW Product revenue was up approximately 3 percent year-over-year.”

Since commencement of commercial shipments in December 2014, enlighten, the Company’s picosecond and nanosecond tattoo removal and benign pigmented lesion treatment laser, demonstrated global appeal and has become a major revenue contributor for the Company. In June, the Company announced its first product extension to broaden enlighten’s utility for the Asian market. “We believe that our proprietary, flexible platform will allow us to further broaden technical capabilities and usher new applications for aesthetic physicians moving forward. We are pleased with the early market response and believe that we have significant opportunities to expand our global reach with this product as well,” added Mr. Connors.

The third quarter gross margin of 58% exceeded Company’s recent guidance. This improvement was primarily attributable to an increase in the Company’s direct sales as well as a sooner than planned realization of product cost reductions. The Company’s loss narrowed to $957,000, which includes $1.3 million of non-cash items for stock-based compensation, depreciation and intangible amortization. Relative to the third quarter of 2014, the Company reduced its operating loss by approximately $1.6 million, reflecting leverage in the business model.

“The third quarter financial performance was driven by our strategy based on organic revenue growth coupled with a strengthened commercial organization, which is translating to improved operating metrics. We believe, with our organization and our strong portfolio of products, we are strategically positioned to continue to increase market share in a growing market. We look forward to ending 2015 with continued momentum as we plan for an exciting 2016,” concluded Mr. Connors.

Conference Call

The conference call to discuss these results is scheduled to begin at 2:00 p.m. PST (5:00 p.m. EST) on November 2, 2015. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Executive Vice President and Chief Financial Officer. The call will be broadcast live over the internet hosted at the Investor Relations section of Cutera's website, and will be archived online within one hour of its completion through 8:59 p.m. PST (11:59 p.m. EST) on November 16, 2015. In addition, you may call 1-877-705-6003 to listen to the live broadcast.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera's ability to increase revenue, reduce expenses, make productivity improvements, grow the Company’s market share, realize benefits from additional investment, achieve profitability, penetrate the market, generate cash from operations, and statements regarding long-term prospects and opportunities in the laser and other energy-based equipment aesthetic market are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera's actual results to differ materially from the statements contained herein. Potential risks and uncertainties that could affect Cutera's business and cause its financial results to differ materially from those contained in the forward-looking statements include those related to the Company’s efforts to improve sales productivity, hire and retain qualified sales representatives, improve revenue growth, gross margins and profitability through leveraging operating expenses in the fourth quarter of 2015 and full year 2016; the Company’s ability to successfully develop and launch new products and applications and market them to both its installed base and new customers; unforeseen events and circumstances relating to the Company’s operations; government regulatory actions; and those other factors described in the section entitled, “Risk Factors” in its most recent Form 10-Q as filed with the Securities and Exchange Commission on November 2nd, 2015. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. Cutera's financial performance for the third quarter ended September 30, 2015, as discussed in this release, is preliminary and unaudited, and subject to adjustment.

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	September 30,	September 30,
	2015	2014
Net revenue	$23,085	$18,726
Cost of revenue	9,594	7,935
Gross profit	13,491	10,791
Gross margin %	58%	58%

Operating expenses:
Sales and marketing	8,790	7,805
Research and development	2,748	2,628
General and administrative	2,937	2,897

Total operating expenses	14,475	13,330
Loss from operations	(984)	(2,539)
Interest and other income, net	84	-
Loss before income taxes	(900)	(2,539)
Provision for income taxes	57	97
Net loss	$(957)	$(2,636)

Net loss per share:
Basic and diluted	$(0.07)	$(0.18)

Weighted-average number of shares used in per share calculations:
Basic and diluted	13,827	14,334

CUTERA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	June 30,	September 30,
	2015	2015	2014
Assets
Current assets:
Cash and cash equivalents	$10,055	$11,627	$11,377
Marketable investments	37,689	54,708	69,321
Cash, cash equivalents and marketable investments	47,744	66,335	80,698

Accounts receivable, net	9,013	8,919	8,736
Inventories	13,479	13,521	11,106
Deferred tax asset	69	27	29
Other current assets and prepaid expenses	1,977	1,625	1,947
Total current assets	72,282	90,427	102,516

Property and equipment, net	1,386	1,512	1,301
Deferred tax asset, net of current portion	291	283	316
Intangibles, net	227	332	1,438
Goodwill	1,339	1,339	1,339
Other long-term assets	392	351	13
Total assets	$75,917	$94,244	$106,923

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,659	$3,597	$2,718
Accrued liabilities	12,234	10,308	8,975
Deferred revenue	8,470	8,659	8,745
Total current liabilities	23,363	22,564	20,438

Deferred revenue, net of current portion	2,495	3,107	4,596
Income tax liability	187	180	151
Other long-term liabilities	538	699	1,029
Total liabilities	26,583	26,550	26,214

Stockholders' equity	49,334	67,694	80,709
Total liabilities and stockholders' equity	$75,917	$94,244	$106,923

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	September 30,	September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(957)	$(2,636)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,044	980
Depreciation and amortization	290	329
Other	(32)	129
Changes in assets and liabilities:
Accounts receivable	(94)	(1,234)
Inventories	42	(1,076)
Accounts payable	(938)	690
Accrued liabilities	1,230	1,500
Deferred revenue	(801)	202
Other	(398)	(146)
Net cash used in operating activities	(614)	(1,262)

Cash flows from investing activities:
Acquisition of property, equipment and software	(25)	(107)
Net change in marketable investments	16,941	1,226
Net cash provided by investing activities	16,916	1,119

Cash flows from financing activities:
Repurchases of common stock	(18,872)	—
Proceeds from exercise of stock options and employee stock purchase plan	1,046	655
Payments on capital lease obligations	(48)	(37)
Net cash provided by (used in) financing activities	(17,874)	618

Net increase (decrease) in cash and cash equivalents	(1,572)	475
Cash and cash equivalents at beginning of period	11,627	10,902
Cash and cash equivalents at end of period	$10,055	$11,377

Supplemental disclosure of non-cash items:
Repurchase of common stock acquired but not settled	$604	$—

CUTERA, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except percentage data)

(unaudited)

	Three Months Ended		% Change
	Q3	Q3	Q3 '15 Vs
	2015	2014	Q3 '14
Revenue By Geography:
United States	$13,206	$7,607	+74%
International	9,879	11,119	-11%
	$23,085	$18,726	+23%
International as a percentage of total revenue	43%	59%

Revenue By Product Category:
Products
North America	$10,830	$6,018	+80%
Rest of the World	6,562	6,904	-5%
Total Products	17,392	12,922	+35%
Service	4,288	4,317	-1%
Hand Piece Refills	671	824	-19%
Skincare	734	663	+11%
	$23,085	$18,726	+23%

	Three Months Ended
	Q3	Q3
	2015	2014
Pre-tax Stock-Based Compensation Expense:
Cost of revenue	$112	$145
Sales and marketing	311	195
Research and development	148	167
General and administrative	473	473
	$1,044	$980